Exhibit 99.1

Atlantic Union Bankshares Corporation Appoints Heather Cox to Board of Directors

Richmond, Va., August 22, 2022 – Atlantic Union Bankshares Corporation today announced that Heather Cox has been appointed to its Board of Directors, effective immediately.

“Heather’s extensive background in technology and banking will be a great addition to our Board,” said Ronald L. Tillett, Chairman of the Company’s Board of Directors. “Her deep industry knowledge will complement the background of our Board members as we continue to transform Atlantic Union Bankshares into the premier mid-Atlantic regional bank and we are excited to have her join our team.”

Cox, 51, was most recently Chief Digital Health and Analytics Officer at Humana. Prior to her role at Humana, she was chief technology and digital officer at USAA. Prior to USAA, she was the CEO of Citi FinTech and Chief Client Experience, Digital and Marketing Officer of Citi Global Consumer Bank. Prior to Citi, she was Executive Vice President, Card operations leading digital strategy and customer experience for Capital One and Senior Vice President leading North American operations for E*TRADE Financial.

Cox was named the No. 3 Woman to Watch in banking in 2017 by American Banker and was also named to their Women to Watch list in 2011, 2013 and 2016. American Banker also named her Digital Banker of the Year in 2015. In 2015, Bank Innovation named her one of the 10 Most Innovative CEOs in Banking. Cox is on the board of NRG Energy and also previously served on the board of directors for LIFT, whose nonprofit mission is to permanently lift people out of poverty.

Cox received her Bachelor of Arts in Economics and Political Science at the University of Illinois at Urbanna-Champaign.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank offers a wide range of financial services to commercial and retail clients and operates 114 branches and approximately 130 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

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Contact:

Bill Cimino, Senior Vice President and Director of Investor Relations 804.448.0937